Exhibit 99.1

Press Release

Financial and Investor Contact:
John R. Potapchuk 631-501-7035 john.potapchuk@gentiva.com
or	Brandon Ballew
770-221-6700 brandon.ballew@gentiva.com

Media Contact:
Scott Cianciulli Brainerd Communicators 212-986-6667 cianciulli@braincomm.com

Gentiva® Health Services Reports First Quarter 2010 Results

ATLANTA, GA, May 6, 2010 — Gentiva Health Services, Inc. (NASDAQ: GTIV), a leading provider of home health and hospice services, today reported first quarter 2010 results.

Highlights for the three months ended April 4, 2010 as presented below reflect results from continuing operations. Discontinued operations represent results of Gentiva’s respiratory therapy and home medical equipment and infusion therapy businesses which were sold on February 1, 2010.

First quarter 2010 highlights include:

•

Total net revenues of $297.1 million, an increase of 7.5% compared to $276.4 million for the quarter ended March 29, 2009. Net revenues included home health episodic revenues of $228.5 million, up 13% compared to $202.2 million in the comparable 2009 period, and hospice revenues of $19.7 million, up approximately 12% from $17.6 million in the 2009 first quarter.

•

Income from continuing operations of $10.3 million, or $0.34 per diluted share which included special pre-tax charges of $15.5 million or $0.31 per diluted share relating primarily to the impact of recent settlements of two previously disclosed open legal matters. The special charges included (i) settlement costs and legal fees of $5.6 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General (“OIG”) to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods and (iii) restructuring and merger and acquisition costs of $0.4 million. Income from continuing operations in the first quarter of 2009 was $18.2 million or $0.61 per diluted share and included (i) a non-recurring pre-tax net gain of $5.8 million or $0.19 per diluted share resulting from the sale of certain branch offices that specialized primarily in pediatric home health care services and (ii) restructuring and merger and acquisition costs of $0.9 million or $0.02 per diluted share.

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

•

Adjusted income from continuing operations of $19.7 million, up 53% compared with the prior year period. Adjusted income from continuing operations, which excludes the aforementioned special charges as well as the non-recurring transaction gain, was $0.65 per diluted share in the 2010 first quarter compared with $0.44 per diluted share in the corresponding period of 2009.

•

Adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA) attributable to continuing operations increased 33% to $37.2 million in the first quarter of 2010 as compared to $28.0 million in the first quarter of 2009. Adjusted EBITDA as a percentage of net revenues improved to 12.5% in the first quarter of 2010 versus 10.1% in the prior-year period. Adjusted EBITDA excludes the aforementioned special charges.

“Gentiva’s solid first quarter performance was driven by patient admission growth of more than 10% and improving profitability as we continue to narrow our strategic focus to our home health and hospice operations,” said Gentiva CEO Tony Strange. “The recent passage of healthcare reform legislation brings with it clarity on reimbursement for the next several years and we will continue to work closely with policymakers on future refinements to these regulations as they are implemented.”

Results of discontinued operations in the first quarter 2010 included a net loss of $1.0 million or $0.03 per diluted share as compared to a net loss of $0.2 million or $0.01 per diluted share in the first quarter of 2009.

For the first quarter of 2010, the Company reported net income of $9.3 million or $0.31 per diluted share compared to $18.0 million or $0.60 per diluted share in the first quarter of 2009. These results included special charges and the non-recurring transaction gain discussed above as well as the results from discontinued operations.

At April 4, 2010, the Company reported cash and cash equivalents of $168.9 million and outstanding debt under its credit agreement of $232.0 million.

Full-Year 2010 Outlook

Gentiva reaffirmed its outlook for fiscal 2010 full-year net revenues in a range of $1.23 billion to $1.26 billion and raised its outlook for adjusted net income from continuing operations on a diluted earnings per share basis to between $2.67 and $2.75 as compared to prior guidance of between $2.57 and $2.67. Gentiva raised its earnings outlook for fiscal 2010 based on its strong first quarter operating earnings performance and the passage of the Patient Protection and Affordable Care Act which created a 3% add-on to Medicare payments made for home health services to patients in rural areas effective April 1, 2010. The 2010 estimates exclude net special charges of between $0.30 and $0.35 per diluted share, the results of discontinued operations and the impact of any future acquisitions.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

Conference Call and Webcast Details

The Company will comment further on its first quarter 2010 results during its conference call and live webcast to be held Thursday, May 6, 2010 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call # 68320639. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on May 6, beginning at approximately 1 p.m. ET, and will remain available continuously through May 13. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 68320639. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is a leading provider of home health and hospice services, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. For more information, visit Gentiva’s web site, http://www.gentiva.com, and its investor relations section at http://investors.gentiva.com. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	1st Quarter
	2010	2009
Statements of Income
Net revenues	$297,131	$276,364
Cost of services sold	140,590	133,881

Gross profit	156,541	142,483
Selling, general and administrative expenses	(139,236)	(119,504)
Gain on sale of assets, net	103	5,832
Interest income	664	801
Interest expense and other	(1,748)	(3,192)

Income from continuing operations before income taxes and equity in net earnings from affiliate	16,324	26,420
Income tax expense	(6,342)	(8,530)
Equity in net earnings of affiliate	324	278

Income from continuing operations	10,306	18,168
Discontinued operations, net of tax	(981)	(146)

Net income	$9,325	$18,022

Earnings per Share
Basic earnings per share:
Income from continuing operations	$0.35	$0.63
Discontinued operations, net of tax	(0.03)	(0.01)

Net income	$0.32	$0.62

Weighted average shares outstanding	29,662	28,944

Diluted earnings per share:
Income from continuing operations	$0.34	$0.61
Discontinued operations, net of tax	(0.03)	(0.01)

Net income	$0.31	$0.60

Weighted average shares outstanding	30,266	29,829

	Apr 4, 2010	Jan 3, 2010
Condensed Balance Sheets
ASSETS
Cash and cash equivalents	$168,911	$152,410
Accounts receivable, net (A)	184,937	182,192
Deferred tax assets	20,902	17,205
Prepaid expenses and other current assets	19,246	13,904
Current assets held for sale	—	2,549

Total current assets	393,996	368,260

Note receivable from affiliate	25,000	25,000
Investment in affiliate	24,660	24,336
Fixed assets, net	65,769	65,913
Intangible assets, net	250,759	251,793
Goodwill	301,735	299,534
Non-current assets held for sale	—	8,689
Other assets	27,461	24,410

Total assets	$1,089,380	$1,067,935

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$9,877	$8,982
Payroll and related taxes	20,612	23,463
Deferred revenue	41,932	36,359
Medicare liabilities	16,801	7,525
Obligations under insurance programs	44,663	41,636
Other accrued expenses	40,841	47,045
Current portion of long-term debt	—	5,000

Total current liabilities	174,726	170,010

Long-term debt	232,000	232,000
Deferred tax liabilities, net	73,325	73,259
Other liabilities	24,259	21,503
Shareholders’ equity	585,070	571,163

Total liabilities and shareholders’ equity	$1,089,380	$1,067,935

Common shares outstanding	29,761	29,480

(A)	Accounts receivable, net included an allowance for doubtful accounts of $10.2 million and $9.3 million at April 4, 2010 and January 3, 2010, respectively. Accounts receivable, net included $5.2 million at April 4, 2010 and $10.2 million at January 3, 2010 relating to discontinued operations; such receivables were retained by the Company following the disposition of the respiratory therapy and home medical equipment and infusion therapy businesses in February 2010.

(in 000’s)
	1st Quarter
	2010	2009
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$9,325	$18,022
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,378	5,487
Amortization of debt issuance costs	320	399
Provision for doubtful accounts	3,019	1,410
Equity-based compensation expense	1,550	1,805
Windfall tax benefits associated with equity-based compensation	(485)	(547)
Realized loss on auction rate securities	—	450
Gain on sale of assets and businesses, net	(169)	(5,832)
Equity in net earnings of affiliate	(324)	(278)
Deferred income tax expense	(3,630)	427
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(5,764)	(5,800)
Prepaid expenses and other current assets	(2,752)	(2,565)
Current liabilities	10,293	11,976
Other, net	(70)	42

Net cash provided by operating activities	15,691	24,996

INVESTING ACTIVITIES:
Purchase of fixed assets	(3,164)	(5,671)
Proceeds from sale of assets and businesses	8,796	5,619
Acquisition of businesses	(2,500)	—

Net cash provided by (used in) investing activities	3,132	(52)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	2,988	3,899
Windfall tax benefits associated with equity-based compensation	485	547
Other debt repayments	(5,000)	(14,000)
Repurchases of common stock	(620)	(4,813)
Repayment of capital lease obligations	(175)	(219)

Net cash used in financing activities	(2,322)	(14,586)

Net change in cash and cash equivalents	16,501	10,358
Cash and cash equivalents at beginning of period	152,410	69,201

Cash and cash equivalents at end of period	$168,911	$79,559

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$1,732	$3,117
Income taxes paid	$5,287	$1,489

(in 000’s)
	1st Quarter
	2010	2009
Supplemental Information

Segment Information (1)
Net revenues
Home Health	$277,473	$258,754
Hospice	19,658	17,610

Total net revenues	$297,131	$276,364

Operating contribution (4)
Home Health	$44,692	$45,713
Hospice	3,538	1,981

Total operating contribution	48,230	47,694
Corporate administrative expenses	(26,547)	(20,635)
Gain on sale of assets, net	103	5,832
Depreciation and amortization	(4,378)	(4,080)
Interest expense, net (5)	(1,084)	(2,391)

Income from continuing operations before income taxes and equity in net earnings from affiliate	$16,324	$26,420

	1st Quarter
	2010	2009
Net Revenues by Major Payer Source:
Medicare
Home Health	$207,676	$186,070
Other	18,197	16,303

Total Medicare	225,873	202,373
Medicaid and local government	19,301	26,503
Commercial insurance and other:
Paid at episodic rates	20,873	16,130
Other	31,084	31,358

Total commercial insurance and other	51,957	47,488

Total net revenues	$297,131	$276,364

A reconciliation of Adjusted EBITDA to Net income follows:
	1st Quarter
	2010	2009
Adjusted EBITDA (2)	$37,174	$27,954
Special charges (4)	(15,491)	(895)

EBITDA	21,683	27,059
Gain on sale of assets, net	103	5,832
Depreciation and amortization	(4,378)	(4,080)
Interest expense, net (5)	(1,084)	(2,391)

Income from continuing operations before income taxes and equity in net earnings from affiliate	16,324	26,420
Income tax expense (6)	(6,342)	(8,530)
Equity in net earnings of affiliate	324	278

Income from continuing operations	10,306	18,168
Discontinued operations, net of tax (3)	(981)	(146)

Net income	$9,325	$18,022

Notes:

1)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate administrative expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

2)	Adjusted EBITDA, a non-GAAP financial measure, is defined as income before interest expense (net of interest income), income taxes, depreciation and amortization and excluding special charges and gains on sale of assets, net. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

3)	On February 1, 2010, the Company consummated the sale of its respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses pursuant to an asset purchase agreement. Total consideration relating to the sale was approximately $16.4 million, consisting of (i) approximately $8.5 million of cash proceeds paid to the Company on the closing date, (ii) approximately $2.5 million of payments by the buyer associated with operating and capital lease obligations of the HME and IV businesses and (iii) approximately $5.4 million of cash in two escrow funds which will be released to the Company following the one year anniversary date of closing based on the achievement of certain post-closing cash collection targets and the resolution of certain post-closing liabilities. In connection with the transaction, the Company retained net accounts receivable of approximately $10 million and liabilities of approximately $3 million associated with the HME and IV businesses.

The financial results of these two operating segments are reported as discontinued operations in the accompanying condensed consolidated financial statements. HME and IV net revenues, operating results and the gain on sale of business for the periods presented were as follows (dollars in thousands):

	1st Quarter
	2010	2009
Net revenues	$3,956	$12,553

Loss before income taxes	$(3,327)	$(226)
Gain on sale of business	66	—
Income tax benefit	2,280	80

Discontinued operations, net of tax	$(981)	$(146)

The condensed balance sheet as of January 3, 2010 reflects the classification of certain assets of these businesses as held for sale and presents the debt repayment required for lenders approval of the transaction as a current liability.

Capital expenditures related to discontinued operations amounted to $0.3 million and $1.2 million for the first quarter of 2010 and 2009, respectively. Depreciation and amortization expense relating to discontinued operations amounted to $1.4 million for the first quarter of 2009. There was no depreciation and amortization expense for the first quarter of 2010 as the assets were treated as held for sale as of January 3, 2010.

4)	Operating contribution and EBITDA for the first quarter of 2010 included special charges of $15.5 million. The special charges included (i) settlement costs and legal fees of $5.6 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General (“OIG”) to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods and (iii) restructuring and merger and acquisition costs of $0.4 million.

For the first quarter of 2009, operating contribution and EBITDA included special charges of $0.9 million relating to restructuring and merger and acquisition costs.

The special charges were reflected as follows for segment reporting purposes (dollars in millions):

	1st Quarter
	2010	2009
Home Health	$9.5	$0.1
Corporate administrative expenses	6.0	0.8

Total	$15.5	$0.9

5)	Interest expense and other, net for the first quarter of 2009 included a realized loss on auction rate securities of approximately $0.4 million.

6)	The Company’s effective tax rate relating to its continuing operations was 38.9% for the first quarter of 2010 and 32.3% for the first quarter of 2009.

During the first quarter of 2009, the Company recorded a pre-tax gain, net of transaction costs, of $5.8 million relating to the sale of several branch offices that specialized in pediatric home health care services. There was no income tax expense relating to the gain on sale of assets in 2009 due to the utilization of a capital loss carryforward. Excluding the impact of the non-recurring gain, the Company’s effective tax rate relating to its continuing operations would have been 41.5% for the first quarter of 2009.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare and Medicaid reimbursement levels; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 3, 2010.

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